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                                                                    Exhibit 12


                      Williams Holdings of Delaware, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in millions)


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
                                                                  Six months ended
                                                                   June 30, 1997
                                                                  ----------------

Earnings:
   Income before income taxes                                        $   180.8
   Add:
      Interest expense - net                                              27.5
      Rental expense representative of interest factor                     4.0
      Other                                                                (.6)
                                                                     ---------

         Total earnings as adjusted plus fixed charges               $   211.7
                                                                     =========

Fixed charges:
   Interest expense - net                                            $    27.5
   Capitalized interest                                                    4.1
   Rental expense representative of interest factor                        4.0
                                                                     ---------

         Total fixed charges                                         $    35.6
                                                                     =========

Ratio of earnings to fixed charges                                        5.95
                                                                     =========

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